Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
September 26, 2013

WINTHROP REALTY TRUST ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON SHARES

FOR IMMEDIATE RELEASE – BOSTON, September 26 -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) announced that it priced a public offering of 2,750,000 of its common shares of beneficial interest at a per share price of $11.45.  Winthrop granted the underwriters an option for 30 days to purchase up to an additional 412,500 shares of common stock in connection with the offering.

Winthrop intends to use the net proceeds from the offering to fund future acquisitions which may include the recently announced acquisition of four luxury apartment buildings, and/or for general working capital purposes, including funding capital expenditures, tenant improvements and leasing commissions.

The offering is being made pursuant to Winthrop’s effective shelf registration statement previously filed with the Securities and Exchange Commission.  The offering of these securities will be made only by means of a prospectus and a related prospectus supplement.  Copies of the prospectus and prospectus supplement may be obtained from Stifel, Nicolaus & Company, Incorporated, One South Street, 15th Floor, Baltimore, MD 21202, Attention: Syndicate Department or by telephone at (443) 224‐1988; or from JMP Securities LLC, 600 Montgomery Street, 10th Floor, San Francisco, California 94111, or by telephone at, (415) 835-8900

An electronic copy of the prospectus supplement and the accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.